Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Female Health Company of our report dated December 19, 2007, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-KSB of The Female Health Company and Subsidiaries for the year ended September 30, 2007.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
October 14, 2008